EX-99.p6

LSV ASSET MANAGEMENT

CODE OF ETHICS
AND
PERSONAL TRADING POLICY

October 27, 2016
(As amended November 11, 2016)

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I. GENERAL POLICY

LSV Asset Management (“LSV”) serves as discretionary investment adviser to a variety of clients, including pension plans, foundations, endowments, corporations, unregistered pooled funds and mutual funds (“Advisory Clients”). The securities accounts over which LSV has investment discretion on behalf of these Advisory Clients are referred to in this document as “Investment Vehicles”.

All natural persons who are employees of LSV (“Staff Members”) must act in accordance with this Code of Ethics and Personal Trading Policy (“Policy”) and in a manner which avoids any actual or potential conflict of interest. Staff Members must not take advantage of their position of trust and responsibility, and must place the interests of Advisory Clients first. When buying or selling securities, Staff Members must not employ any device, scheme or artifice to defraud, mislead, or manipulate any Investment Vehicle, Advisory Client or security.

Staff Members are subject to different restrictions and pre-clearance requirements for their personal trades, depending on their responsibilities or location. It is important that all Staff Members read this document carefully and understand the restrictions, pre-clearance, and reporting requirements applicable to them.

In addition to the Policy, Staff Members are subject to all applicable policies and procedures discussed in LSV’s Investment Adviser Policies and Procedures Manual (the “Compliance Manual”).

Every Staff Member must read and retain a copy of this Policy, the Compliance Manual and all amendments thereto, and agree to abide by the terms of each document.

Any questions regarding LSV’s policy or procedures should be referred to the Compliance Department (“Compliance”). All violations must be promptly reported to the Chief Compliance Officer (“CCO”). Pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, Securities Whistleblower Incentives and Protection, and the rules thereunder, no retaliation will be taken against any Staff Member solely for, in good faith, self-reporting a violation or reporting a violation observed in respect of another Staff Member.

II. CODE OF CONDUCT

●	All Staff Members are to maintain the highest standard of professional conduct.
●	All Staff Members must maintain the confidentiality of all information entrusted by clients.
●	All Staff Members must serve the financial interest of clients. All recommendations to clients and decisions on behalf of clients must be made solely in the interest of clients.
●	All Staff Members must provide to clients all requested information as well as other information they may need to make informed decisions. All client inquiries must be answered promptly, completely and truthfully.

●	All Staff Members involved in sales situations must discuss fully with the prospective client the nature of services provided by LSV for the compensation it receives. All material facts relating to any actual or potential conflicts of interest involving LSV must be fully disclosed to prospective clients. In addition, these Staff Members, in particular, must comply with the anti-bribery provisions of the Foreign Corrupt Practices Act (“FCPA”).

●	All Staff Members must comply fully with all applicable Federal securities laws and regulatory requirements.

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III. DEFINITIONS

A. Access Person – A Staff Member who meets any of the following criteria:

●	has access to nonpublic information regarding clients’ purchase or sale of securities;
●	is involved in making securities recommendations to clients;
●	has access to securities recommendations that are nonpublic;
●	has access to nonpublic information regarding the portfolio holdings of Affiliated Mutual Funds;
●	works in LSV’s Chicago office; or
●	is a director, officer, or partner of LSV.

B. Affiliated Mutual Fund – any U.S.-registered mutual fund to which LSV or an SEI Investments entity serves as investment adviser, investment sub-adviser or principal underwriter.

C. Reportable Security – any interest or instrument commonly known as a security (whether publicly traded or privately offered) including the following:

●	Equity and equity-like securities, including initial public offerings (IPOs)*
●	Fixed income securities (excluding the short-term instruments listed below)**
●	Affiliated Mutual Funds (including all LSV funds, SEI funds, and funds sub-advised by LSV)***
●	iShares and exchange-traded funds
●	Convertible bonds
●	Derivatives
●	Private placements[1]
●	Equity and equity-like securities which an Access Person presents as a gift to a third party, including members of an Access Person’s immediate family

* Purchases and sales of SEI stock made via participation in the SEI Stock Purchase Plan only need to be reported on the annual holdings report. Purchases and sales of SEI stock made outside of the SEI Stock Purchase Plan must be pre-cleared and reported on the quarterly securities transaction report.

** This includes obligations issued by state and municipal governments with maturities longer than 366 days.

*** Reporting of Affiliated Mutual Fund transactions is not required if such transactions are made pursuant to an automatic investment plan, such as the 401(k) plan; provided that if a Staff Member opens a brokerage account within the 401(k) plan, the transactions in such account must be reported on the quarterly securities transaction report or by providing duplicate statements for the account to Compliance.

____________________

1 Private placement means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rules 504, 505 or 506 of the Securities Act of 1933 (e.g., hedge funds, private equity funds and limited liability companies).

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Reportable Security does not include:

Direct obligations of the Government of the United States; bankers acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements; shares issued by money market funds; shares issued by open-end funds (other than Affiliated Mutual Funds); and shares issued by unit investment trusts that are invested exclusively in one or more open-end funds (other than Affiliated Mutual Funds).

D. Pre-Clearance Security – INCLUDES:

●	Equities (from any country)
●	Initial public offerings (IPOs)
●	Private placements
●	Any equity-like securities (warrants, rights, options, futures, swaps, etc. on individual equities)
●	Convertible bonds

Pre-Clearance Securities DO NOT INCLUDE publicly-traded fixed income securities, mutual funds, including Affiliated Mutual Funds, exchange-traded funds, closed-end funds and derivatives on indexes or commodities.

E. A Security is “being purchased or sold” by an Investment Vehicle from the time the purchase or sale order for the security has been recorded as an active order in LSV’s trade order management system (Charles River IMS), until the time when the order has been completed or terminated.

F. Security generally will have the meaning set forth in Section 202(a)(18) of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), such that it includes: (i) any note, stock, treasury stock, security future, bond, debenture or evidence of indebtedness; (ii) any certificate of interest or participation in any profit-sharing agreement; (iii) any collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, or certificate of deposit for a security; (iv) any fractional undivided interest in oil, gas or other mineral rights; (v) any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof); (vi) any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency; or (vii) in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

IV. RESTRICTIONS ON PERSONAL SECURITIES TRANSACTIONS

Access Persons who work in the Chicago office may not purchase or sell, directly or indirectly, any Pre-Clearance Security if the security is currently being purchased or sold, or has been purchased or sold by LSV for an Investment Vehicle in any of the 3 business days prior to the Access Person’s trade in that security.

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If an Access Person who works in the Chicago office trades in a Pre-Clearance Security and LSV subsequently purchases or sells that security for an Investment Vehicle during the 3 business day period after the Access Person’s trade in that security, the Access Person’s trade is subject to review and any gains or profits realized may be subject to forfeiture.

If an Access Person who works in the Chicago office has requested pre-clearance to sell a security and that request has been denied, the Access Person can appeal to the CCO if they can evidence that it is a financial hardship for them not to be able to sell the security until LSV is no longer active in that security.

V. PERSONAL TRADING PRE-CLEARANCE

Access Persons who work in the Chicago office must pre-clear personal transactions in any Pre-Clearance Securities.

Access Persons who do not work in the Chicago office only need to pre-clear personal transactions in IPOs and private placements.

For investments in LSV’s private funds, acceptance of the Access Person’s subscription document will be deemed to be approval of a pre-clearance request.

Unless otherwise specified by Compliance, any clearance granted is valid for 1 business day, the day on which clearance is granted.

A determination as to whether non-employees who are working in the Chicago office are subject to the Policy is made on a case-by-case basis by Compliance.

The following transactions do not have to be pre-cleared:

●	Purchases or sales of instruments that are not Pre-Clearance Securities;

●	Purchases or sales over which the Access Person has no direct or indirect influence or control;

●	Purchases or sales which are non-volitional on the part of the Access Person, such as purchases or sales upon exercise of puts or calls written by the Access Person and sales from a margin account pursuant to a bona fide margin call;

●	Purchases or sales effected within the pre-determined parameters of an automatic investment plan;

●	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer;

●	Transactions effected within any employee stock purchase program available to Staff Members;

●	Transactions effected in accounts over which a third party exercises discretion, if such account is identified to Compliance and an exception is granted by Compliance; provided that reporting of transactions and holdings in such accounts will typically be required; and

●	Transfers of equity or equity-like securities which are made as a gift to a third party, including a member of the Access Person’s immediate family.

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Transactions which appear upon reasonable inquiry and investigation to present no reasonable likelihood of harm to any Investment Vehicle and which are otherwise in accordance with Rule l7j-l of the Investment Company Act of 1940 (the “1940 Act”) and other applicable SEC rules shall be entitled to clearance.

VI. OTHER RESTRICTIONS

Gifts and Entertainment

Staff Members may not receive gifts exceeding $200 per year from any person or entity that does or seeks to do business with LSV on behalf of any Investment Vehicle. For purposes of this section, “gift” does not include gifts that are shared in the office by multiple Staff Members (for example, holiday gift baskets). Subject to the following restrictions, Staff Members may accept meals, local transportation and reasonable entertainment received in the normal course of a business relationship from such persons or entities. If a Staff Member has any concerns regarding whether or not such entertainment is reasonable, he or she should consult with Compliance prior to accepting such entertainment. If a Staff Member receives an invitation to an entertainment event (such as a sporting event, a concert or other similar event) the value of which exceeds or is expected to exceed $200, such Staff Member must notify Compliance prior to accepting and/or attending such event. In addition, the Staff Member must report the name of the party extending the invitation, the relationship to LSV of such party and the name of the representative(s) of the party that will be present at the event. In addition to the $200 prior notification requirement, Staff Members are also required to report a gift (other than gifts shared in the office (e.g., holiday baskets)) or entertainment, in each case, of $50 or more on their quarterly securities transaction report

Gifts (other than meals, local transportation and reasonable entertainment provided in the normal course of a business relationship) may not be made to Taft-Hartley clients or their representatives or public fund clients or their representatives without the prior approval of the CCO or Compliance Officer. Prior approval of gifts, as described above, also applies to prospective Taft-Hartley clients or their representatives or public fund clients or their representatives.

Subject to the following, meals, local transportation and reasonable entertainment provided in the normal course of a business relationship (“Business Entertainment”) may be extended to prospective clients and clients. For Business Entertainment provided to Taft-Hartley clients or their representatives or public fund clients or their representatives, certain restrictions, including reporting requirements, may apply. Staff members should consult with the CCO or Compliance Officer prior to incurring any such expenses if they have any questions regarding the incurrence of such expenses. Business Entertainment expenses are reviewed by the Chief Operating Officer for appropriateness.

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The CCO or Compliance Officer must receive prior notification of ALL gifts exceeding $200 in value (whether or not CCO or Compliance Officer approval is required). ALL gifts exceeding $200 in value must be recorded in a log provided by Compliance. In addition, charitable contributions, sponsorship of scholarships or support of other events and other similar expenses incurred by the Firm from time to time may not be made to improperly influence business with any client or other party and must be pre-cleared by Compliance. This includes gifts made to consultants and anyone who is a fiduciary to the client.

At all Business Entertainment activities provided by the Firm or its personnel, a Firm representative must attend the activity. In addition, when participating in Business Entertainment provided by others, a representative of the third party must be present. Accepting or providing Business Entertainment activities where the giver or you, as applicable, do not attend is considered a gift subject to the restrictions on gifts described herein.

Notwithstanding the foregoing specific restrictions, no Staff Member may participate in any business relationship or accept any gift that could reasonably be expected to affect their independence, objectivity, or loyalty to clients.

Outside Business Activities

Staff Members may not serve on the board of directors of any publicly-traded company absent prior authorization from the CCO. In addition, any employment or other outside business activity in the financial services industry must be reviewed and approved in advance by the CCO. In addition, all outside business activities, including membership on any for-profit or non-profit company board or other employment, must be reported to Compliance.

Political Contributions

Staff Members may not make political contributions to any elected official, any candidate for office, any successful candidate or any political party in any state in the United States or any political subdivision thereof. Contributions include anything of value (such as donation of office space or resources) even if not a cash contribution.

In addition, Staff Members may not solicit or coordinate campaign contributions from others for any elected official, any candidate for office, any successful candidate or any political party in any state in the United States, or any political subdivision thereof. Prohibited solicitation and coordination activities include hosting or sponsoring fundraising events.

Staff Members may not pay a third party, such as a solicitor or placement agent, to solicit a government client on behalf of LSV.

Staff Members are prohibited from making contributions to a candidate’s political action committee (“PAC”) or Super PAC. This prohibition does not apply to contributions to the national committees or governing bodies of any recognized national political party or to contributions to other PACs not connected to any candidate or official or small group of candidates or officials. A record of all contributions to PACs by the Firm and its personnel is required to be maintained by the Firm under applicable SEC regulations. Prior to making any contribution to any PAC, Staff Members must consult with Compliance so that appropriate documentation can be obtained.

Staff Members may make contributions to the campaigns of candidates running for federal office if such candidate is not currently holding office in any state or political subdivision thereof.

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Political contributions and other political activities of spouses and other immediate family members of a Staff Member are not prohibited by this policy so long as they are not directed by a Staff Member.

In addition, Staff Members should note that SEC rules broadly prohibit doing anything indirectly that cannot be done directly (such as making a contribution to a PAC that will, in turn, give the contribution to a prohibited candidate).

Prior to employment, all prospective Staff Members will be required to report all (i) contributions to any elected official, any candidate for office, any successful candidate or any political party in any state in the United States or any political subdivision thereof and (ii) payments to a political party or to a PAC, in each case, within the previous two years of the date of employment.

Social Media

Staff Members may not use any form of social media, i.e. Facebook, Twitter, LinkedIn, etc., to discuss or share information about LSV, or any of its clients or products.

Anti-bribery and the FCPA

Staff Members are prohibited from engaging in any conduct on behalf of the Firm that may be construed as a bribe. In general, such conduct includes (1) offering, promising or giving any financial or other advantage to a person with the intention of influencing the person to perform his or her function improperly or where the acceptance of the advantage itself would be improper or illegal and (2) requesting, agreeing to receive or accepting any financial or other advantage where such request, agreement or acceptance would be improper or illegal or would be likely to influence the Staff Member in the performance of his or her role.

In addition, Staff Members involved in sales situations are prohibited from engaging in any conduct that would violate the anti-bribery provisions of the FCPA, specifically the making of any payments, including any offer, payment, promise to pay or authorization of the payment of money or anything of value, directly or indirectly (such as through a third party), to foreign government officials, including representatives of state-owned enterprises, representatives of sovereign wealth funds, royal family members, political parties and candidates and representatives of public international organizations (such as the International Monetary Fund), to assist in obtaining or retaining business.

Intermediaries engaged to solicit clients or provide other services to LSV are also prohibited from engaging in such prohibited activities described in this section on behalf of LSV. Staff Members that work with such parties should exercise reasonable oversight over their activities and must report any suspicious activities to Compliance.

VII. REPORTING REQUIREMENTS

The requirements of this section are applicable to Reportable Securities directly or indirectly owned by the Access Person or a member of the Access Person’s immediate family (parent, spouse of a parent, child, spouse of a child, spouse, brother, or sister, including step and adoptive relationships living in the same household as the Access Person), or in any account over which the Access Person exercises investment discretion or control and in such other circumstances as determined by Compliance.

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1. Access Persons must report transactions in Reportable Securities on a quarterly basis, within 30 days after the end of the quarter. Duplicate account statements may be substituted for the report if they are received by Compliance within 30 days after the end of the quarter.

2. Access Persons must report ALL new and terminated Securities accounts, even accounts that do not hold Reportable Securities or accounts over which they do not have investment discretion, within 30 days after the opening or termination of the account. This information must include the name of the broker dealer or bank at which the account is held and the date the account was established or terminated.

3. Access Persons must report all holdings of Reportable Securities as of the end of the year (or as of an earlier date in December of that year) within 30 days after the end of each calendar year. Information in this report must be current as of a date no more than 45 days before the report is submitted. Duplicate account statements may be substituted for this report if they are received by Compliance within 30 days after the end of the quarter.

4. Access Persons must report all holdings of Reportable Securities and a list of all accounts that hold Securities, even accounts that do not hold Reportable Securities, within 10 days of commencement of employment or of becoming an Access Person. The report must show holdings as of a date not more than 45 days prior to the employee becoming an Access Person.

5. Access Persons who have reported to Compliance accounts over which they do not have investment discretion, must provide written acknowledgement that the status of those accounts has not changed on an annual basis.

6. Staff Members must provide written acknowledgement of the Policy and any amendments thereto, on an annual basis.

7. Non-employees who work in the Chicago office, and have been deemed to be subject to some or all of the parts of the Policy, must report, on a quarterly basis, transactions in Reportable Securities.

VIII. COMPLIANCE REVIEW DUTIES

Compliance will (i) review the reports and information listed in VII above to ensure that pre-clearance has been appropriately obtained and all information required under the Advisers Act and the 1940 Act is contained in such reports; (ii) review the trading of Access Persons for patterns that may indicate abuse; (iii) decide on appropriate disciplinary action in the event of violation of the Policy; (iv) report material violations to LSV senior management; (v) report annually to the board of directors of investment company clients regarding material violations of the Policy and certify that appropriate procedures are in place; and (vi) provide copies of the Policy and any amendments thereto to all Staff Members.

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IX. RECORDKEEPING

LSV shall preserve in an easily accessible place:

●	A copy of the current Policy in effect and a copy of any predecessor policy for a period of five years after it was last in effect;
●	A record of any violation of the Policy and of any action taken as a result of the violation, for a period of five years from the end of the fiscal year in which the violation occurred;
●	A record of all written acknowledgments for each person who is currently, or within the past five years was, required to acknowledge their receipt of this Policy and any amendments thereto. All acknowledgements for a person must be kept for the period such person is a Staff Member of LSV and until five years after the person ceases to be a Staff Member of LSV;

●	A record of each report (or broker confirmations and statements provided in lieu thereof) made by an Access Person for a period of five years from the end of the fiscal year in which the report was made, the first two years in an easily accessible place;

●	A record of the names of persons who are currently, or within the past five years were, Access Persons of LSV;
●	A record of any decision, and the reasons supporting the decision to approve Access Persons’ acquisitions of IPOs or private placements for at least five years after the end of the fiscal year in which the approval is granted; and

●	A copy of each report furnished to the board of any investment company pursuant to Rule 17j-1(c)(2)(ii) of the 1940 Act, describing issues arising under the Policy and certifying that LSV has adopted procedures reasonably designed to prevent Access Persons from violating this Policy.

X. PROHIBITION ON INSIDER TRADING

All Staff Members are required to refrain from trading on the basis of inside information about LSV, its affiliates, clients or any securities. This section provides basic information to assist Staff Members in determining if they are in possession of inside information.

What is “Material” Information?

Information is material when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, if disclosing certain information will have a substantial effect on the price of a company’s securities, or on the perceived value of the company, or of a controlling interest in the company, the information is material. However, information may be material even if it does not have any immediate direct effect on price or value.

What is “Nonpublic” Information?

Information about a publicly-traded security or issuer is “public” when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or other governmental agency, the Dow Jones “tape”, the Wall Street Journal or other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

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Information about securities that are not publicly traded, or about the issuers of such securities, is not ordinarily disseminated broadly to the public. However, for purposes of this Policy, such private information may be considered “public” private information to the extent that the information has been disclosed generally to the issuer’s security holders and creditors. For example, information contained in a private placement memorandum to potential investors may be considered “public” private information with respect to the class of persons who received the memorandum, but may still be considered “nonpublic” information with respect to creditors who were not entitled to receive the memorandum. As another example, a controlling shareholder may have access to internal projections that are not disclosed to minority shareholders; such information would be considered “nonpublic” information.

Who Is an Insider?

Unlawful insider trading occurs when a person with a duty not to take advantage of material nonpublic information violates that duty. A person in possession of such information but not subject to such a duty is not prohibited from trading. Whether a duty exists is a complex legal question. This portion of the Policy is intended to provide an overview only, and should not be read as an exhaustive discussion of ways in which persons may become subject to insider trading prohibitions.

Insiders of a company include its officers, directors (or partners), and employees, and may also include a controlling shareholder or other controlling person. A person who has access to information about the company because of some special trust or other confidential relationship with a company is considered a temporary insider of that company. Investment advisers, lawyers, auditors, financial institutions, and certain consultants and all of their officers, directors or partners, and employees are all likely to be temporary insiders of their clients.

Officers, directors or partners, and employees of a controlling shareholder may be temporary insiders of the controlled company, or may otherwise be subject to a duty not to take advantage of inside information.

What is Misappropriation?

Misappropriation usually occurs when a person acquires inside information about Company A in violation of a duty owed to Company B. For example, an employee of Company B may know that Company B is negotiating a merger with Company A; the employee has material nonpublic information about Company A and must not trade in Company A’s shares.

As another example, Staff Members who, because of their association with LSV, receive inside information as to the identity of the companies being considered for investment by Investment Vehicles or by other clients, have a duty not to take advantage of that information.

What is Tipping?

Tipping is passing along inside information; the recipient of a tip becomes subject to a duty not to trade while in possession of that information. A tip occurs when an insider or misappropriator (the “tipper”) discloses inside information to another person, who knows or should know that the tipper was breaching a duty by disclosing the information and that the tipper was providing the information for an improper purpose.

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How to Identify Inside Information

Before executing any securities transaction for your personal account or for others, you must consider and determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

i. Report the information and proposed trade immediately to Compliance.

ii. Do not purchase or sell the securities on behalf of yourself or others.

iii. Do not communicate the information inside or outside LSV, other than to Compliance.

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Acknowledgements

I have read and I understand the Policy. I certify that I have, to date, complied and will continue to comply with the Policy and any amendments thereto, and applicable Federal securities laws. I understand that any violation may lead to sanctions, including my dismissal.

☐ If applicable, I certify that the status of any account(s) I have previously reported to Compliance as accounts over which a third party exercises investment discretionary has not changed.

I further certify that I am not disqualified from employment with an investment adviser as described in Section 9 of the 1940 Act.

Signature:	Date:

Name (please print):

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